UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

Tekla Healthcare Investors, Tekla Life Sciences Investors, Tekla Healthcare Opportunities Fund, Tekla World Healthcare
Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary proxy materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

TEKLA HEALTHCARE INVESTORS

TEKLA LIFE SCIENCES INVESTORS

TEKLA HEALTHCARE OPPORTUNITIES FUND

TEKLA WORLD HEALTHCARE FUND

Please do not disregard this letter

Special Meeting of Shareholders

WE NEED YOUR PARTICIPATION

Dear Shareholder:

We have been trying to reach you regarding the First Special Meeting of Shareholders of the above-mentioned Funds (the “Funds”), slated for August 14, 2023. We are trying to reach the necessary participation for the meeting and still haven’t yet received your vote. You may think your vote is inconsequential, but your participation helps us to avoid costly additional adjournments and solicitations.

For meeting #1, shareholders are being asked to approve the proposal summarized below. The full proxy statement is available for your review here: www.OkapiVote.com/TeklaSpecial.

The proposal is to approve new investment advisory agreements between the Funds and abrdn Inc.

Summary/benefits of the proposed new advisory agreements are:

•	Tekla currently serves as the investment adviser to the Funds. Recently, Tekla entered into a purchase agreement with abrdn Inc. pursuant to which Tekla has agreed to sell certain assets to abrdn Inc. relating to Tekla’s advisory business for the Funds.
•	The Funds’ current investment team is currently expected to join abrdn Inc. as full-time employees and to continue managing the Funds after completion of the asset transfer.
•	The Funds’ investment objectives and fundamental and non-fundamental policies will not change as a result of the new advisory agreements.
•	The advisory fees of the Funds will not increase as a result of the New Advisory Agreements In fact, the Funds’ Operating Expenses (as defined in the Proxy Statement) are expected to decrease following the asset transfer by 2bps as compared to the Funds’ current Operating Expenses.
•	The opportunity to be part of a large and broad closed-end fund platform from a global and independent organization with a focus on continuing and expanding its asset management business in general and its U.S. registered closed-end fund business in particular.

While to date, an overwhelming majority of the votes received have been cast in favor of the Proposal, there are simply not sufficient shares voted to date to approve the Proposal for your Fund(s).

In order for your vote to be represented, we must receive your voting instructions. Even IF it is past the ORIGINAL MEETING date, please submit your vote Today USING THE URL PROVIDED IN YOUR EMAIL.

If you have any questions, please call Okapi Partners, the Funds’ proxy solicitor, toll-free at (877) 285-5990. Representatives are available Monday - Friday 9:00am to 10:00pm (ET). Thank you for your continued support of the Funds and your assistance in this matter.